Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Kaiser Group Holdings, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-107912) on Form S-8 of Kaiser Group Holdings, Inc. of our report dated February 15, 2007 with respect to the consolidated balance sheets of Kaiser-Hill Company, LLC as of December 31, 2006 and 2005, and the related consolidated statements of operations, members’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Kaiser Group Holdings, Inc.

KPMG LLP

Denver, Colorado
March 29, 2007